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                                                                  Exhibit 2.3


              AMENDMENT NO. 1 (this "Amendment"), dated as of June 1, 1999 to the Stockholder Agreement, dated as of March 31, 1999 (the "Agreement"), among CBS Corporation ("Parent") and the individual signatories hereto (each a "Stockholder").

              WHEREAS, the parties hereto wish to amend the Agreement in the manner set forth herein.

              NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties agree as follows:

              1. Paragraph 3(f) of the Agreement is hereby amended to read in its entirety as follows:

                   "(f) For a period of eighteen months following the Effective
              Time, each of Roger King and Michael King agrees not to dispose of shares of Parent Common Stock which represent more than 25% of the sum of (x) any shares of Parent Common Stock received by such Stockholder in the Merger in exchange for the Subject Shares of such Stockholder and (y) any shares of Parent Common Stock issuable to such Stockholder at any time after the Effective Time pursuant to the exercise of Company Stock Options assumed by Parent pursuant to the Merger Agreement."

              2. Each of the parties hereto hereby ratifies and confirms that it, he or she continues to be bound by the terms and provisions of the Agreement. Except as expressly modified hereby, all of the terms and provisions of the Agreement shall continue in full force and effect.

              3. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts has been signed by each of the parties hereto, it being understood that each party need not sign the same counterpart. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.


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              IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by an officer thereto duly authorized and each Stockholder has signed this Agreement, all as of the date first above written.


                                  CBS CORPORATION


                                  By: /s/ Fredric G. Reynolds
                                     ------------------------------
                                     Name: Fredric G. Reynolds
                                     Title: Executive Vice President,
                                             Chief Financial Officer



                                  STOCKHOLDERS:

                                  ROGER KING

                                   /s/ Roger King
                                  ----------------------------------


                                  MICHAEL KING

                                   /s/ Michael King
                                  ----------------------------------


                                  RICHARD KING

                                   /s/ Richard King
                                  ----------------------------------


                                  DIANA KING

                                   /s/ Diana King
                                  ----------------------------------



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